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                                                                EXHIBIT 11.1

                               QUANTUM CORPORATION

                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)

                                     Three Months Ended    Nine Months Ended
                                    Dec. 31,    Jan. 1,   Dec. 31,   Jan. 1,
                                        1995       1995       1995      1995
                                    --------   --------   --------  --------
PRIMARY
Weighted average number of
   common shares during the
   period                             52,941     45,448     51,131    45,167
Incremental common shares
   attributable to exercise of
   outstanding options                     0          0      3,334     2,013
                                    --------   --------   --------  --------
Total shares                          52,941     45,448     54,465    47,180

Net income (loss)                   $ (2,481)  $(48,310)  $ 32,486  $ 58,534

Net income (loss) per share         $  (0.05)  $  (1.06)  $   0.60  $   1.24

FULLY DILUTED
Weighted average number of
   common shares during the
   period                             52,941     45,448     51,131    45,167
Incremental common shares
   attributable to exercise of
   outstanding options and
   conversion of 6 3/8%
   convertible subordinated
   debentures                          9,825     13,618     11,731    13,722
                                    --------   --------   --------  --------
Total shares                          62,766     59,066     62,862    58,889

Net income (loss):
   Net income (loss)                $ (2,481)  $(48,310)  $ 32,486  $ 58,534
   Add 6 3/8% convertible
      subordinated debentures
      interest, net of income tax
      effect                           1,500      2,026      4,837     6,146
                                    --------   --------   --------  --------
Net income (loss), as adjusted      $   (981)  $(46,284)  $ 37,323  $ 64,680

Net income (loss) per share           $(0.02)*   $(0.78)*    $0.59     $1.10

* The primary net income (loss) per share is shown in the statements of operations as both primary and fully diluted, as the effect of the assumed conversion of the subordinated debentures is anti-dilutive.